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                                                                    EXHIBIT 23.3

        CONSENT OF RICHARD A. EISNER & COMPANY, LLP INDEPENDENT AUDITORS


    We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-1, relating to the registration of FiNet.com's previously issued shares of common stock, of our report dated July 9, 1998 (July 31, 1998 with respect to Note C) with respect to our audit of the financial statements (not included in the registration statement) of Coastal Federal Mortgage Company, a wholly owned subsidiary of FiNet.com, Inc., as of and for each of the years in the two year period ended April 30, 1998.


/s/ RICHARD A. EISNER & COMPANY LLP


Florham Park, New Jersey
July 29, 1999